QUEST DIAGNOSTICS UPDATES OUTLOOK FOR FULL YEAR 2020

•Revenues for full year 2020 now expected to be $8.4-8.8 billion compared to the previous outlook of $8.0-8.6 billion
•Reported diluted earnings per share (EPS) for full year 2020 now expected to be $7.42-$8.92 compared to the previous outlook of $5.66-$7.66
•Adjusted diluted EPS for full year 2020 now expected to be $7.50-$9.00 compared to the previous outlook of $6.60-$8.60
•Cash provided by operations for full year 2020 now expected to be at least $1.45 billion compared to the previous outlook of at least $1.25 billion

SECAUCUS, N.J., September 10, 2020 - Quest Diagnostics Incorporated (NYSE: DGX), the world's leading provider of diagnostic information services, today updated its financial outlook for full year 2020.

Since the company reported its financial performance for the second quarter of 2020 on July 23, 2020, organic testing volumes in its base business (excluding COVID-19 molecular and antibody testing and the impact of acquisitions), continued to recover faster than anticipated through the end of August. Organic base testing volumes declined high single digits in July and mid-to-high single digits in August on a percentage basis versus the prior year. COVID-19 molecular and antibody testing volumes remain consistent with the company’s previous outlook.

Updated Outlook for Full Year 2020

The company revised its full year 2020 outlook as follows:

	Current Outlook		Previous Outlook
	Low	High	Low	High
Net revenues	$8.4 billion	$8.8 billion	$8.0 billion	$8.6 billion
Net revenues increase	8.7%	13.9%	3.5%	11.3%
Reported diluted EPS	$7.42	$8.92	$5.66	$7.66
Adjusted diluted EPS	$7.50	$9.00	$6.60	$8.60
Cash provided by operations	At least $1.45 billion		At least $1.25 billion
Capital expenditures	$375 million	$400 million	$375 million	$400 million

The company is scheduled to participate in the Wells Fargo Virtual Healthcare Conference today at 1:20 p.m. Eastern Time. The presentation will be webcast live during the conference and will be available on the company’s investor relations page which can be accessed at ir.QuestDiagnostics.com. During the discussion, the company’s management plans to discuss its current perspective on the impact of the COVID-19 pandemic.

Management continues to believe that the COVID-19 pandemic's impact on its future operating results, cash flows and/or financial condition will be primarily driven by a number of factors beyond the company’s knowledge and control, including: the pandemic's severity and duration; the pandemic's impact on the U.S. healthcare system and the U.S. economy; and the timing, scope and effectiveness of federal, state and local governmental responses to the pandemic.

Note on Non-GAAP Financial Measures

As used in this press release the term “reported” refers to measures under accounting principles generally accepted in the United States (“GAAP”). The term “adjusted” refers to non-GAAP operating performance measures that exclude special items such as restructuring and integration charges, certain financial impacts resulting from the COVID-19 pandemic, amortization expense, excess tax benefits ("ETB") associated with stock-based compensation, a gain on the remeasurement of an equity interest, and other items.

Non-GAAP adjusted measures are presented because management believes those measures are useful adjuncts to GAAP results. Non-GAAP adjusted measures should not be considered as an alternative to the corresponding measures determined under GAAP. Management may use these non-GAAP measures to evaluate our performance period over period and relative to competitors, to analyze the underlying trends in our business, to establish operational budgets and forecasts; and for incentive compensation purposes. We believe that these non-GAAP measures are useful to investors and analysts to evaluate our performance period over period and relative to competitors, as well as to analyze the underlying trends in our business and to assess our performance. The additional table attached below includes a reconciliation of non-GAAP adjusted measures to GAAP measures.

About Quest Diagnostics

Quest Diagnostics empowers people to take action to improve health outcomes. Derived from the world's largest database of clinical lab results, our diagnostic insights reveal new avenues to identify and treat disease, inspire healthy behaviors and improve health care management. Quest annually serves one in three adult Americans and half the physicians and hospitals in the United States, and our 47,000 employees understand that, in the right hands and with the right context, our diagnostic insights can inspire actions that transform lives. www.QuestDiagnostics.com.

The statements in this press release which are not historical facts may be forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date that they are made and which reflect management’s current estimates, projections, expectations or beliefs and which involve risks and uncertainties that could cause actual results and outcomes to be materially different. Risks and uncertainties that may affect the future results of the company include, but are not limited to, impacts of the COVID-19 pandemic and measures taken in response, adverse results from pending or future government investigations, lawsuits or private actions, the competitive environment, the complexity of billing, reimbursement and revenue recognition for clinical laboratory testing, changes in government regulations, changing relationships with customers, payers, suppliers or strategic partners and other factors discussed in the company's most recently filed Annual Report on Form 10-K and in any of the company's subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, including those discussed in the “Business,” “Risk Factors,” “Cautionary Factors that May Affect Future Results” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of those reports.

For further information: Denny Moynihan, Quest Diagnostics (Media): 973-520-2800, Shawn Bevec, Quest Diagnostics (Investors): 973-520-2900

ADDITIONAL TABLES FOLLOW

The outlook for adjusted diluted EPS represents management’s estimates for the full year 2020 before the impact of special items. Further impacts to earnings related to special items may occur throughout 2020. Additionally, the amount of ETB is dependent upon employee stock option exercises and the company's stock price, which are difficult to predict. The following table reconciles our 2020 outlook for adjusted diluted EPS to the corresponding amounts determined under GAAP:

	Low	High
Diluted EPS	$7.42	$8.92
Restructuring and integration charges (a)	0.50	0.50
COVID-19 impact (b)	(0.48)	(0.48)
Gain on remeasurement of equity interest (c)	(0.45)	(0.45)
Amortization expense (d)	0.63	0.63
ETB	(0.12)	(0.12)
Adjusted diluted EPS	$7.50	$9.00

(a)Represents estimated full year pre-tax charges of $90 million primarily associated with systems conversions and integration costs incurred in connection with further restructuring and integrating our business. Income tax benefits were calculated using a combined statutory income tax rate of 25.5%.

(b)Represents the impact of certain items resulting from the COVID-19 pandemic including income recognized attributable to the receipt of funds from the government that were appropriated to healthcare providers under the Coronavirus Aid, Relief and Economic Security Act, partially offset by expense associated with a one-time payment to eligible employees to help offset expenses they incurred as a result of COVID-19, certain asset impairment charges, and incremental costs incurred primarily to protect the health and safety of the company's employees and customers. Income tax impacts, where recorded, were primarily calculated using a combined statutory income tax rate of 25.5%.

(c)Represents the estimated gain recognized based on the difference between the fair value and the carrying value of an equity interest. On August 1, 2020, the Company completed its acquisition of the remaining 56% interest in Mid America Clinical Laboratories, LLC ("MACL") from its joint venture partners. As a result of the transaction, the company will remeasure its previously held minority interest in MACL to fair value and recognize a gain. Income tax expense was calculated based on an effective income tax rate on the transaction of 11.8%, which is lower than the statutory income tax rate due to a permanent difference in the financial reporting and tax basis of goodwill.

(d)Represents the estimated impact of amortization expense for 2020 on the calculation of adjusted diluted EPS. Amortization expense used in the calculation is as follows (dollars in millions):

Amortization of intangible assets	$103
Amortization expense included in equity in earnings of equity method investees, net of taxes	11
Total pre-tax amortization expense	$114

Total amortization expense, net of an estimated tax benefit using a combined statutory income tax rate of 25.5%	$85

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